STRADLEY                                     STRADLEY RONON STEVENS & YOUNG, LLP
RONON                                                   2600 One Commerce Square
ATTORNEYS AT LAW                                    Philadelphia, PA  19103-7098
                                                       Telephone  (215) 564-8000
                                                             Fax  (215) 564-8120




                                 June 5, 2003




Board of Trustees
Franklin Strategic Series
One Franklin Parkway
San Mateo, California 94403-1906

Board of Trustees
Franklin Capital Growth Fund
One Franklin Parkway
San Mateo, California 94403-1906

                RE: AGREEMENT AND PLAN OF REORGANIZATION (THE "PLAN") DATED AS OF MARCH 26, 2003, BY AND BETWEEN FRANKLIN STRATEGIC SERIES ("TRUST"), A STATUTORY TRUST FORMED UNDER THE LAWS OF THE STATE OF DELAWARE, ON BEHALF OF ITS SERIES, FRANKLIN LARGE CAP GROWTH FUND ("ACQUIRED FUND"), AND FRANKLIN CAPITAL GROWTH Fund, A STATUTORY TRUST FORMED UNDER THE LAWS OF THE STATE OF DELAWARE ("ACQUIRING FUND")
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Ladies and Gentlemen:

           You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the "Reorganization"), which will consist of: (i) the acquisition by Acquiring Fund, of substantially all of the property, assets and goodwill of Acquired Fund in exchange solely for full and fractional shares of beneficial interest, par value $0.01 per share, of Acquiring Fund - Class A ("Acquiring Fund Class A Shares"), full and fractional shares of beneficial interest, par value $0.01 per share, of Acquiring Fund - Class B ("Acquiring Fund Class B Shares"), full and fractional shares of beneficial interest, par value $0.01 per share, of Acquiring Fund - Class C ("Acquiring Fund Class C Shares"), full and fractional shares of beneficial interest, par value $0.01 per share, of Acquiring Fund - Class R ("Acquiring Fund Class R Shares") and full and fractional shares of beneficial interest, par value $0.01 per share, of Acquiring Fund - Advisor Class ("Acquiring Fund Advisor Shares") (collectively, "Acquiring Fund Shares"); (ii) the distribution of Acquiring Fund Class A Shares to the shareholders of Acquired Fund - Class A ("Acquired Fund Class A Shares"), Acquiring Fund Class B Shares to the shareholders of Acquired Fund - Class B ("Acquired Fund Class B Shares"), Acquiring Fund Class C Shares to the shareholders of Acquired Fund - Class C ("Acquired Fund Class C Shares"), Acquiring Fund Class R Shares to the shareholders of Acquired Fund - Class R ("Acquired Fund Class R Shares") and Acquiring Fund Advisor Class Shares to the shareholders of Acquired Fund - Advisor Class ("Acquired Fund Advisor Class Shares") (collectively, "Acquired Fund Shares"), according to their respective interests in Acquired Fund in complete liquidation of Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as is practicable after the closing (the "Closing Date") of the Reorganization, all upon and subject to the terms and conditions of the Plan.

           In rendering our opinion, we have reviewed and relied upon: (a) the Plan, made as of the 26th day of March, 2003, by and between the Acquired Fund and the Acquiring Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Annual Meeting of Shareholders of the Acquired Fund held on May 22, 2003; (c) certain representations concerning the Reorganization made to us by the Acquired Fund and the Acquiring Fund in a letter dated June 5, 2003 (the "Representation Letter");
(d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

           For purposes of this opinion, we have assumed that the Acquired Fund, on the Closing of the Reorganization, satisfies, and immediately following the Closing, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

           Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter, it is our opinion that:

1. The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund as provided for in the Plan in exchange for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of
Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of
Section 368(b) of the Code.

2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and
Section 357(a) of the Code.

3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund (in pursuance of the Plan) pursuant to
Section 361(c)(1) of the Code.

5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of these assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset pursuant to Section 1223(1) of the Code on the Closing Date.

10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Treasury Regulations"), the items of the Acquired Fund described in
Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

           Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

           Our opinion is conditioned upon the performance by the Acquiring Fund and the Trust on behalf of the Acquired Fund of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

           This opinion is being rendered to the Acquiring Fund and the Trust on behalf of the Acquired Fund and may be relied upon only by such funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the shares of the Acquiring Fund under the Securities Act of 1933, as amended, to be issued in the Reorganization.



                                  Very truly yours,

                                  STRADLEY, RONON, STEVENS & YOUNG, LLP



                                  By:/S/ WILLIAM S. PILLING, III
                                         William S. Pilling, III, a Partner